Exhibit 99.1

1510 West Loop South ☐ Houston, Texas 77027 ☐ Main 713/850-1010 ☐ Exec. 713-386-7000 ☐ Fax 713/386-7070

LANDRY’S RESTAURANTS, INC. (“LNY”/NYSE) REPORTS FIRST QUARTER 2008 RESULTS

Houston, Texas (May 9, 2008)

Landry’s Restaurants, Inc. (NYSE: LNY—News; the “Company”), today announced its results for the first quarter ended March 31, 2008.

Revenues from continuing operations for the three months ended March 31, 2008, totaled $294.8 million, as compared to $283.6 million a year earlier, including $69.8 million and $70.7 million, respectively from the Golden Nugget properties and an additional day due to leap year. Income from continuing operations for the quarter was $2.2 million, compared to $22.8 million reported last year. Earnings per share-diluted from continuing operations for the quarter were $0.14, compared to $1.04 reported last year. The Company’s continuing operations include results from 8 additional restaurants during the three months ended March 31, 2008. Also included in the current year amount is a non-cash expense of $3.0 million after-tax, or $0.20 per share-diluted for the change in value of interest rate swaps not designated as hedges while the prior comparable period includes gains on asset sales of $13.0 million after-tax or $0.59 per share-diluted. During the first quarter of 2008, consolidated pre-tax interest expense was $20.8 million compared to $13.6 million in the comparable period last year primarily due to additional borrowings associated with the June 2007 Golden Nugget refinancing as well as the 2.0% increase in the interest rate on the $400.0 million Senior Notes effective August 2007. The Senior Note holders also have an option to require the Company to redeem the Notes beginning February 28, 2009 at 101% of face value. As a result, the Notes are reflected as current liabilities in the Company’s financial statements. Same store sales for the Company’s restaurants were flat for the quarter.

As a result of our 2006 sale of the Joe’s Crab Shack concept and closure of certain additional locations, the results of operations for these restaurants are reflected as discontinued operations in the Company’s financial statements. The loss from discontinued operations, net of taxes, for the quarter ended March 31, 2008 was $0.7 million or $0.04 per share-diluted compared to a loss of $0.7 million or $0.03 per share-diluted in the prior year. Therefore, the consolidated net income for the quarter was $1.5 million or $0.10 per share-diluted, compared to net income of $22.1 million or $1.01 per share-diluted in the comparable period in 2007.

Rick H. Liem, Executive Vice President and CFO stated, “The credit markets remain unsettled, in particular for casual dining and other consumer discretionary sectors. Nevertheless, we continue to believe we will obtain long-term financing, although likely at a higher interest rate and with more restrictive terms than our existing agreements. In addition, we have signed a contract for the construction of the new hotel tower at the Golden Nugget which is expected to be completed by the end of 2009 or early 2010 and cost approximately $160.0 million.”

The Company’s continuing operations include restaurants primarily under the trade names Landry’s Seafood House, Chart House, Rainforest Cafe, Saltgrass Steak House and the Signature Group as well as other businesses including hotels, marinas, amusements, retail and the Golden Nugget Hotels and Casinos in Las Vegas and Laughlin, Nevada.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by safe harbors created thereby. Stockholders are cautioned that all forward-looking statements are based largely on the Company’s expectations and involve risks and uncertainties, some of which cannot be predicted or are beyond the Company’s control. A statement containing a projection of revenues, income, earnings per share, same store sales, capital expenditures, ability to obtain new long-term financing, or future economic performance are just a few examples of forward-looking statements. Some factors that could realistically cause results to differ materially from those projected in the forward-looking statements include ineffective marketing or promotions, competition, weather, store management turnover, a weak economy, higher interest rates and gas prices, construction at the Golden Nugget properties, negative same store sales, or the Company’s inability to continue its expansion strategy. The Company may not update or revise any forward-looking statements made in this press release.

Contact:	Tilman J. Fertitta	or	Rick H. Liem
	Chairman, President & C.E.O.		Executive Vice President & C.F.O.
	Landry’s Restaurants, Inc.		Landry’s Restaurants, Inc.
	www.landrysrestaurants.com		www.landrysrestaurants.com

LANDRY’S RESTAURANTS, INC.

UNAUDITED CONSOLIDATED INCOME STATEMENTS (000’s except per share amounts)

	FOR THE QUARTER ENDED March 31, 2008		FOR THE QUARTER ENDED March 31, 2007
REVENUES	$294,825	100.0%	$283,628	100.0%

COST OF REVENUES	63,431	21.5%	61,741	21.8%
LABOR	96,160	32.6%	90,437	31.9%
OTHER OPERATING EXPENSES	74,834	25.4%	71,743	25.3%

UNIT LEVEL PROFIT	60,400	20.5%	59,707	21.0%
GENERAL & ADMINISTRATIVE	12,790	4.3%	12,776	4.5%
PRE-OPENING COSTS	466	0.2%	739	0.3%
DEPRECIATION & AMORTIZATION	17,814	6.1%	16,254	5.6%

TOTAL OPERATING INCOME	29,330	9.9%	29,938	10.6%
OTHER EXPENSE (INCOME)	26,135		(4,993)

INCOME FROM CONTINUING OPERATIONS BEFORE TAXES	3,195		34,931
TAX PROVISION (BENEFIT)	950		12,156

INCOME FROM CONTINUING OPERATIONS	2,245		22,775
INCOME (LOSS) FROM DISCONTINUED OPERATIONS, NET OF TAXES	(723)		(659)

NET INCOME (LOSS)	$1,522		$22,116

EARNINGS (LOSS) PER SHARE—BASIC:
INCOME FROM CONTINUING OPERATIONS	$0.15		$1.07
INCOME (LOSS) FROM DISCONTINUED OPERATIONS	(0.05)		(0.03)

NET INCOME (LOSS)	$0.10		$1.04

AVERAGE SHARES	15,260		21,300
EARNINGS (LOSS) PER SHARE—DILUTED:
INCOME FROM CONTINUING OPERATIONS	$0.14		$1.04
INCOME (LOSS) FROM DISCONTINUED OPERATIONS	(0.04)		(0.03)

NET INCOME (LOSS)	$0.10		$1.01

AVERAGE SHARES	15,530		21,900

EBITDA from continuing operations (earnings before interest, taxes, depreciation and amortization):
Net income	$1,522		$22,116
Add back:
Loss from discontinued operations	723		659
Tax provision (benefit)	950		12,156
Other expense (income)	26,135		(4,993)
Depreciation and amortization	17,814		16,254
EBITDA	$47,144		$46,192

EBITDA is not a generally accepted accounting principles (“GAAP”) measurement and is presented solely as a supplemental disclosure because the Company believes that it is a widely used measure of operating performance in the restaurant industry. EBITDA is not intended to be viewed as a source of liquidity or as a cash flow measure as used in the statement of cash flows. EBITDA is simply shown above as it is a commonly used non-GAAP valuation statistic.

LANDRY’S RESTAURANTS, INC.

CONDENSED BALANCE SHEETS

($ in Millions except per share amounts)

	March 31, 2008	December 31, 2007
	(Unaudited)
Cash & equivalents	$45.6	$39.6
Assets related to discontinued operations	9.4	10.0
Other current assets	87.0	93.9

Total current assets	142.0	143.5
Property & equipment, net	1,252.1	1,250.1
Other assets	113.5	109.4

Total assets	$1,507.6	$1,503.0

Current liabilities	$687.0	$300.7
Liabilities related to discontinued operations	3.1	4.0
Long-term debt	407.4	801.4
Other non-current	102.9	80.0

Total liabilities	1,200.4	1,186.1
Total stockholders’ equity	307.2	316.9

Total liabilities & equity	$1,507.6	$1,503.0

Net book value per share	$19.03	$19.62